Exhibit 4.1

NEITHER THIS SECURITY NOR THE SECURITIES FOR WHICH THIS SECURITY IS EXERCISABLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THIS SECURITY AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.

MANDATORY CONVERTIBLE PROMISSORY NOTE

US$ ________________	[CLOSING DATE]
New York, NY

For value received, GCT SEMICONDUCTOR HOLDING, INC., a corporation formed and existing under the laws of the State of Delaware (the “Company”), promises to pay to INDIGO CAPITAL LP, a limited partnership organized under the laws of the Cayman Islands, or its permitted assigns (the “Holder”), the principal  sum  of _________ US  DOLLARS (US$_________________).

1.	Basic Terms.

(a)
Maturity. While this Note is outstanding, principal and any accrued but unpaid interest under this Note shall be, unless first redeemed by the Company as set forth in Section 6 below, convertible upon demand of the Holder at any time, and not later than 24 months after the date hereof (the “Maturity Date”). Notwithstanding the foregoing, the entire unpaid principal sum of this Note shall become immediately due and payable upon the commission of any act of bankruptcy by the Company, the execution by the Company of a general assignment for the benefit of creditors, the filing by or against the Company of a petition in bankruptcy or any petition for relief under the federal bankruptcy act or the continuation of such petition without dismissal for a period of ninety (90) days or more, or the appointment of a receiver or trustee to take possession of the property or assets of the Company.

(b)
Purchase Agreement. This Note is a Convertible Promissory Note issued pursuant to that certain Convertible Promissory Note Purchase Agreement dated as of December 15, 2025 (the “Purchase Agreement”). Capitalized terms not otherwise defined herein have the meaning given them in the Purchase Agreement.

(c)
Advances. The Holder shall advance to the Company as the debt due and owing under this Note the sum of _______________ US DOLLARS (US$___________________), as adjusted in accordance with the Purchase Agreement (the “Advance”).

(d)	Interest. The interest payable under this Note shall be 0.00% per annum.

(e)
Payments. All payments of this Note by the Company as provided for herein shall be made in lawful money of the United States of America at such place as the Holder hereof may from time to time designate in writing to the Company. All payments shall be credited shall be applied to principal.

(f)	Definitions. As used in this Note, the following terms have the following meanings:

(1)
“Beneficial Ownership Limitation” means that the number of shares issued and to be issued upon conversion of all Notes heretofore delivered by the Company to the Holder pursuant to the Purchase Agreement, including this Note, shall be less than 4.99% of the total issued and outstanding common stock of the Company. In addition, the number of shares issued and to be issued upon conversion of all Notes, would be subject to certain limitations, including that the aggregate number of shares of Common Stock issued pursuant to the Purchase Agreement, including this Note, shall not exceed 19.99% of the Company’s outstanding Common Stock (the “Exchange Cap”) unless such issuance of Common Stock in excess of the Exchange Cap complies with rules of the New York Stock Exchange.

(2)	“Business Day” means any day on which banks are generally open for business in New York, New York, USA.

(3)
“Conversion Registered Free Trading Shares of Common Stock” means the Common Stock, $0.0001 par value per share, of the Company (the “Common Stock”) registered for issuance by the Company and for public resale by the Holder under one or more registration statements on Form S-1 or S-3 filed with the United States Securities and Exchange Commission and declared effective and a duly filed prospectus relating thereto.

(4)
“Conversion Amount” means the amount of the Note that will be converted into Conversion Registered Free Trading Shares of Common Stock. The aggregate Conversion Amount under this Note shall be all the outstanding principal balance, together with all accrued but unpaid interest, fees, and any other amounts due under this Note.

(5)
“Conversion Notice” means a notice by the Holder to the Company of an election to convert all or a portion of this Note into Common Stock pursuant to the terms of this Note, substantially in the form annexed to this Note, together with the related Seller’s Representation Letter and Schedule of Note Principal Balances.

(6)
“Conversion Price” means the average VWAP of the Company’s Common Stock on the three (3) trading days immediately preceding the date in which the Holder submits a Conversion Notice to Company multiplied by the Discount Rate.

(7)	“Discount Rate” means ninety percent (90.00%).

(8)	“Trading Day” means any day and the time span of such day during which principal stock exchange in which the Common Stock are traded is open, excluding electronic or extended trading hours.

(9)
“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock are then listed or quoted on a trading market with prices available through Bloomberg L.P., the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the trading market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if the Common Stock are not then listed or quoted for trading on a trading market reported on Bloomberg LP and if prices for the Common Stock are then reported in the “Pink Sheets” published by OTC Markets Group, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per Common Stock so reported, or (c) in all other cases, the fair market value of an Common Stock as determined by an independent appraiser selected in good faith by the Holder and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

2.	Conversions

(a)
Terms of Conversion. Upon the election of the Holder, or upon the occurrence of an event of automatic conversion, the Company will issue to the Holder a number of Conversion Registered Free Trading Shares of Common Stock equal to the Conversion Amount divided by the Conversion Price.

(b)
Elective Conversion Rights. At any time, Holder may elect to convert the outstanding principal of the Payment into Conversion Registered Free Trading Shares of Common Stock of the Company in accordance with the terms hereof.

(c)	Automatic Conversion Rights.

(i) Change of Control.  In the event of a Change of Control (as defined below) prior to repayment or conversion in full of this Note, the outstanding principal of this Note shall become immediately become the Conversion Amount and will convert into Conversion Registered Free Trading Shares of Common Stock as if the Holder had made an election to convert immediately prior to such Change in Control. The term “Change of Control” means (i) a sale of all or substantially all of the Company’s assets other than to an Excluded Entity (as defined below), (ii) a merger, consolidation or other capital reorganization or business combination transaction of the Company with or into another corporation, limited liability company or other entity other than an Excluded Entity, or (iii) the consummation of a transaction, or series of related transactions, in which any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of all of the Company’s then outstanding voting securities. Notwithstanding the foregoing, a transaction shall not constitute a Change of Control if its purpose is to (A) change the jurisdiction of the Company’s incorporation, (B) create a holding company that will be owned in  substantially the same proportions by the persons who hold the Company’s securities immediately before such transaction, or (C) obtain funding for the Company in a financing that is approved by the Company’s Board of Directors. An “Excluded Entity” means a corporation or other entity of which the holders of voting capital stock of the Company outstanding immediately prior to such transaction are the direct or indirect holders of voting securities representing at least a majority of the votes entitled to be cast by all of such corporation’s or other entity’s voting securities outstanding immediately after such transaction.

(ii) Upon Maturity.  Upon the Maturity Date, the aggregate Conversion Amount still outstanding shall convert automatically in accordance with the terms hereof without the Holder needing to make an election as if the Holder had made an election to convert immediately prior to the Maturity Date, provided , however, that if upon the Maturity Date, the Company shall have issued and outstanding a Redemption Notice to redeem such Conversion Amount in accordance with Section 6 below, then such Conversion Amount shall be redeemed as provided for in Section 6 below.

3.	Mechanics and Effect of Conversion.

(a)
In General. Upon the full conversion of this Note, the Holder shall surrender this Note, duly endorsed, to the Company or any transfer agent of the Company and shall deliver to the Company any other documentation reasonably required by the Company in connection with such conversion (including, in the event of a conversion of this Note into Conversion Registered Free Trading Shares of Common Stock, any applicable transaction documents). Except as set forth in the last sentence of this Section 3(a) with respect to partial conversions, the Company shall not be required to issue Conversion Registered Free Trading Shares of Common Stock or other property into which this Note may convert until the Holder has surrendered this Note to the Company and delivered to the Company such documentation. Upon conversion of this Note or any portion thereof, the Company will be forever released from all of its obligations and liabilities under this Note with regard to that portion of the principal amount and accrued interest being converted including without limitation the obligation to pay such portion of the principal amount and accrued interest. Notwithstanding the foregoing, upon any conversion of apart but less than the whole of this Note, the Holder need not surrender this Note, but shall deliver in lieu of this Note a duly executed instrument of satisfaction of this Note to the extent of the portion of this Note then being converted, and for the purposes of this Section 3(a) the delivery of such instrument of satisfaction shall be deemed a surrender of this Note to the extent of amount stated is such instrument.

(b)
Delivery of Conversion Registered Free Trading Shares of Common Stock upon Conversion.  Conversion Registered Free Trading Shares of Common Stock issued hereunder shall be transmitted by the transfer agent of the Company’s Common Stock (the “Transfer Agent”) to the Holder by crediting the account of the Holder or its designee balance account with The Depository Trust Company through its Deposit or Withdrawal at Custodian system (“DWAC”) if the Company is then a participant in such system and there is an effective registration statement permitting the issuance of the Conversion Registered Free Trading Shares of Common Stock to and the resale of the Conversion Registered Free Trading Shares of Common Stock by the Holder by the date that is two (2) Trading Days after the delivery to the Company of the Holder’s election to convert (such date, the “Conversion Common Stock Delivery Date”).  Upon delivery of the Holder’s election to convert, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Conversion Registered Free Trading Shares of Common Stock with respect to which this Note has been converted, irrespective of the date of delivery of the Conversion Registered Free Trading Shares of Common Stock. If the Transfer Agent fails for any reason to deliver to the Holder the Conversion Registered Free Trading Shares of Common Stock subject to an election by the Conversion Common Stock Delivery Date, the Company shall pay to the Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of Conversion Common Stock subject to such exercise (based on the VWAP of the Common Stock on the date of the applicable Notice of Exercise), $10 per Trading Day for each Trading Day after such Conversion Common Stock Delivery Date until  such Conversion Registered Free Trading Shares of Common Stock are delivered or Holder rescinds such exercise.

(c)
Compensation for Buy-In on Failure to Timely Deliver Conversion Registered Free Trading Shares of Common Stock Upon Exercise. In addition to any other rights available to the Holder, if the Company fails to cause the Transfer Agent to transmit to the Holder the Conversion Registered Free Trading Shares of Common Stock in accordance with the provisions of Section 3(b) above on or before the Conversion Common Stock Delivery Date, and if after such date the Holder is required by its broker to purchase (in an open market transaction or otherwise), or the Holder’s brokerage firm otherwise purchases, Common Stock to deliver in satisfaction of a sale by the Holder of the Conversion Registered Free Trading Shares of Common Stock which the Holder anticipated receiving upon such conversion (a “Buy-In”), then the Company shall (A) pay in cash to the Holder the amount, if any, by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the Common Stock so purchased exceeds (y) the amount obtained by multiplying (1) the number of Conversion Registered Free Trading Shares of Common Stock that the Company was required to deliver to the Holder in connection with the exercise at issue times (2) the price at which the sell order giving rise to such purchase obligation was executed, and (B) at the option of the Holder, either reinstate the portion of the Note for the equivalent number of Conversion Registered Free Trading Shares of Common Stock for which such conversion was not honored (in which case such conversion shall be deemed rescinded) or deliver to the Holder the number of Common Stock that would have been issued had the Company timely complied with its conversion and delivery obligations hereunder. For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of the Note with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (A) of the immediately preceding sentence the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In and, upon request of the Company, evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver Common Stock upon conversion of the Note as required pursuant to the terms hereof.

(d)
No Fractional Common Stock or Scrip. No fractional Conversion Registered Free Trading Shares of Common Stock or scrip representing fractional Common Stock shall be issued upon the conversion of this Note. As to any fraction of an Conversion Registered Ordinary Free Trading Share which the Holder would otherwise be entitled to purchase upon such exercise, the Company shall, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole Conversion Registered Free Trading Shares of Common Stock.

4.	Certain Adjustments.

(a)
Share Dividends and Splits. If the Company, at any time while this Note is outstanding and not wholly converted: (i) pays a share dividend or otherwise makes a distribution or distributions on its Common Stock or any other equity or equity equivalent securities payable in Common Stock (which, for  avoidance of doubt, shall not include any Common Stock underlying Conversion Registered Free Trading Shares of Common Stock issued by the Company upon conversion of this Note), (ii) subdivides outstanding Common Stock into a larger number of Common Stock, (iii) combines (including by way of reverse share split) outstanding Common Stock into a smaller number of shares, or (iv) issues by reclassification any shares of capital stock of the Company, then in each case the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of Common Stock outstanding immediately after such event, Any adjustment made pursuant to this Section 4(a) shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

(b)
Fundamental Transaction.  If, at any time while this Note is outstanding and not wholly converted, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another person or entity, (ii) the Company (or any subsidiary), directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of the Company’s assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another person or entity) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the aggregate voting power of the Company’s share capital, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of Common Stock or any compulsory share  exchange pursuant to which the Common Stock are effectively converted  into  or exchanged for other securities, cash or property, or (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, merger or scheme of arrangement) with another person or entity whereby such other person or entity acquires more than 50% of the aggregate voting power of the Company’s share capital (not  including  shares  held  by  the other person or entity) (each a “Fundamental Transaction”), then, upon any subsequent conversion of this Note, the Holder shall have the right to receive, for each Conversion Registered Ordinary Free Trading Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, at the option of the Holder (without regard to any limitation in Section 2(e) on the conversion of this Note), the number of shares of capital stock of the successor or acquiring corporation or Common Stock of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number Common Stock representing the Conversion Registered Free Trading Shares of Common Stock for which this Note is convertible immediately prior to such Fundamental Transaction. For purposes of any such  conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of shares issued in such Fundamental Transaction, and the Company shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Note following such Fundamental Transaction.

The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under this Note and the Purchase Agreement in accordance with the provisions of this  Section 4(e) pursuant to written  agreements in form and substance reasonably satisfactory to the Holder prior to such Fundamental Transaction and shall, at the option of the Holder, deliver to the Holder in exchange for this Note a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Note which is exercisable for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to Ordinary Shares acquirable and receivable upon conversion of this Note (without regard to any limitations on the conversion of this Note) prior to such Fundamental Transaction, and with an exercise price which applies the exercise price hereunder to such shares of capital stock (but taking into account the relative value of the Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such exercise price being for the purpose of protecting the economic value of this Note immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Note and the Purchase Agreement referring to the Company shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Note and the Purchase Agreement with the same effect as if such Successor Entity had been named as the Company herein.

(c)
Calculations. All calculations under this Section 4 shall be made to the nearest cent or the nearest Common Stock, as the case maybe. For purposes of this Section 4, the number of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of Common Stock (excluding treasury shares, if any) issued and outstanding .

(d)	Notice to Holder.

(i) Adjustment to Exercise Price. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 4, the Company shall promptly deliver to the Holder by facsimile or email a notice setting forth the Exercise Price after such adjustment and any resulting adjustment to the number of Conversion Common Stock and setting forth a brief statement of the facts requiring such adjustment.

(ii) Notice to Allow Exercise by Holder. If (A) the Company declares a dividend (or any other distribution in whatever form) on Common Stock, (B) the Company declares a special nonrecurring cash dividend on or a redemption of Common Stock, (C) the Company authorizes the granting to all holders of Common Stock rights or Note to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any shareholders of the Company is required in connection with a Fundamental Transaction, or (E) the Company authorizes the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be delivered by facsimile or email to the Holder at its last facsimile number or email address as it shall appear upon the Note Register of the Company, at least 10 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or Note, or if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distributions, redemption, rights or Note are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided in this Note constitutes, or contains, material, non-public information regarding the Company or any of the Subsidiaries, the Company shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 6-K or otherwise. The Holder shall remain entitled to exercise this Note during the period commencing on the date of such notice to the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

(iii) Voluntary Adjustment By Company. Subject to any applicable rules and regulations, the Company may at any time during the term of this Note, subject to the prior written consent of the Holder, reduce the then current Exercise Price to any amount and for any period of time deemed appropriate by the board of directors of the Company.

5. Company Covenants as to Conversion to Common Stock.

(a)
The  Company covenants that, during the period the Note is outstanding and not wholly converted, it will at any given time and from time to time reserve from its authorized and unissued Common Stock, 200% of number needed to provide for the issuance of the Conversion Registered Free Trading Shares of Common Stock upon the exercise of any conversion rights under this Note, which shall be not less than the face amount of this Note divided by 90% of the closing price of the Common Stock on the Closing Date, , and shall not include any Common Stock otherwise reserved for other Notes previously issued to the Purchaser.

(b)
The Company further covenants that its issuance of this Note shall constitute full authority to its officers who are charged with the duty of issuing the necessary Conversion Registered Free Trading Shares of Common Stock upon the exercise of the conversion rights under this Note. The Company will take all such reasonable action as may be necessary to ensure that such Conversion Registered Free Trading Shares of Common Stock may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of any stock market upon which the Common Stock may be listed.

(c)
The Company covenants that all Conversion Registered Free Trading Shares of Common Stock which may be issued upon the exercise of the purchase rights represented by this Note will, upon exercise of the conversion rights represented by this Note, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges created by the Company in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue).

(d)
Except and to the extent as waived or consented to by the Holder, the Company shall not by any action, including, without limitation, amending its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as maybe necessary or appropriate to protect the rights of Holder as set forth in this Note against impairment.

(e)
Without limiting the generality of the foregoing, the Company will (i) not increase the par value of any Conversion Registered Free Trading Shares of Common Stock above the amount payable therefor upon such conversion immediately prior to such increase in par value, (ii) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Conversion Registered Free Trading Shares of Common Stock upon the conversion of all or any part of this Note and (iii) use commercially reasonable efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof, as maybe, necessary to enable the Company to perform its obligations under this Note.

(f)
Without limiting the generality of the foregoing, the Company shall (1) maintain a registrar (which can be the Transfer Agent) that is a participant in the FAST program and in the DWAC system so long as this Note remains outstanding and convertible; (2) issue and allot  the Conversion Registered Free Trading Shares of Common Stock to the Transfer Agent and otherwise deliver to the Transfer Agent all instructions, certificates, opinions,  instruments and other documents required by the Transfer Agent to effectuate the delivery of Conversion Common Stock to the Holder upon any conversion of this Note; (3) file such supplemental prospectus or other documents  required to ensure the continued effectiveness of and proper registration of the Conversion Registered Free Trading Shares of Common Stock under the Company’s registration statements on Form S-1 or S-3 filed with the United States Securities and Exchange Commission and declared effective on or prior to the Closing Date, until such time as the Conversion Registered Free Trading Shares of Common Stock issued in conversion of this Note are eligible for resale by the Holder without volume or manner-of-sale limitations pursuant to SEC Rule 144 promulgated under the Securities Act of 1933, as amended; and (4) deliver such other documents and take such other actions as maybe reasonable and necessary to effectuate the timely delivery of the Conversion Registered Free Trading Shares of Common Stock upon conversion of this Note as intended herein. Before taking any action which would result in an adjustment in the number of Conversion Registered Free Trading Shares of Common Stock into which this Note is convertible or in the Conversion Price, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction thereof.

6. Company’s Option to Redeem Note.

(a)
On or after the expiration of 12 calendar months after the issuance of this Note (the “One-Year Date”), but not before, all or part of the outstanding principal amount of the Note will be subject to redemption at the option of the Company. If the Company elects to redeem with cash on or after the One-Year Date but before the expiration of six calendar months after the One-Year Date (the “18-Month Date”), the Company shall pay to the Holder, in addition to the principal amount of the Note to be redeemed, a redemption premium equal to 7% of the principal amount of the Note redeemed, and if the Company elects to redeem with cash on or after the 18-Month Date (and before expiration of the Maturity Date), the Company shall pay to the Holder in addition to the principal amount of the Note to be redeemed, a redemption premium equal to 14% of the principal amount of the Note redeemed. Any amount of the Note subject to redemption as set forth herein (the “Redemption Amount”), may be redeemed by the Company at any time and from time to time, upon not less than 10 nor more than 30 days’ notice to the Holder. If less than 100% of the outstanding Principal Amount of each Series Note, plus any accrued and unpaid interest thereon, is to be redeemed at any time, the Company must redeem a pro rata amount of each Series Note.

(b)
The Company shall deliver to the Holder a written Notice of Redemption (the “Notice of Redemption”) specifying the date for the redemption (the “Redemption Payment Date”), which date shall be at least 10 but not more than 30 days after the date of the Notice of Redemption (the

“Redemption Period”). A Notice of Redemption shall not be effective with respect to any portion of this Note for which the Holder has previously delivered a Notice of Conversion or for conversions elected to be made by the Holder pursuant to this Note during the Redemption Period. The Redemption Amount shall be determined as if the Holder’s conversion elections had been completed immediately prior to the date of the Notice of Redemption. On the Redemption Payment Date, the Redemption Amount and the redemption premium must be paid in good funds to the Holder.

7. Interest Rate Limitation. Notwithstanding anything to the contrary contained in this Note or the Purchase Agreement, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Holder shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal remaining owed under this Note or, if it exceeds such unpaid principal, refunded to the Company. In determining whether the interest contracted for, charged, or received by the Holder exceeds the Maximum Rate, the Holder may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of this Note. To the fullest extent permitted by  applicable  law, and in accordance with the preceding  sentence, the  Holder has  characterized the Transaction Costs as not being interest.

8. Action to Collect on Note. If legal action is instituted by the Holder to collect on this Note or to effect any conversion of this Note as a result of the Company’s failure to comply with its obligations herein, the Company promises to pay all of the Holder’s reasonable costs and expenses, including reasonable attorney’s fees, incurred in connection with such action.

9. Loss of Note. Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Note or any Note exchanged for it, and indemnity satisfactory to the Company (in case of loss, theft or destruction) or surrender and cancellation of such Note (in the case of mutilation), the Company will make and deliver in lieu of such Note a new Note of like tenor.

10. Miscellaneous.

(a)
Governing Law. The validity, interpretation, construction and performance of this Note, and all acts and transactions pursuant hereto and the rights and obligations of the Company and Holder shall be governed, construed and interpreted in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law.

(b)
Entire Agreement. This Note, together with the Purchase Agreement and the documents referred to therein, constitute the entire agreement and understanding between the Company and the Holder relating  to  the  subject  matter  herein  and  supersedes  all  prior  or  contemporaneous discussions, understandings and agreements, whether oral or written between them relating to the subject matter hereof.

(c)
Amendments and Waivers. Any term of this Note may be amended only with the written consent of the Company and the Holder. Any amendment or waiver effected in accordance with this Section 10(c) shall be binding upon the Company, the Holder and each transferee of any Note.

(d)
Successors and Assigns. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the Company and the Holder. Notwithstanding the foregoing, the Holder may not assign, pledge, or otherwise transfer this Note without the prior written consent of the Company. Subject to the preceding sentence, this Note may be transferred only upon surrender of the original Note for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Company. Thereupon, a new note for the same principal amount and interest will be issued to, and registered in the name of, the transferee. Interest and principal are payable only to the registered holder of this Note.

(e)
Notices. Any notice, demand or request required or permitted to be given under this Note shall be in writing and shall be deemed sufficient when delivered personally or by overnight courier or sent by email, or 48 hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, addressed to the party to be notified at such party’s address as set forth on the signature page, as subsequently modified by written notice, or if no address is specified on the signature page, at the most recent address set forth in the Company’s books and records.

(f)
Counterparts. This Note may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same instrument.

[Signatures on Following Page]

IN WITNESS WHEREOF, the Company has caused this Convertible Promissory Note to be executed by its officer thereunto duly authorized as of the date first above indicated.

GCT SEMICONDUCTOR HOLDING, INC.

By______________________________
Name:
Title:

AGREED TO AND ACCEPTED:

INDIGO CAPITAL LP

By______________________________
Name:
Title:

Form of Notice of Conversion

The undersigned hereby elects to convert principal under the Convertible Promissory Note with GCT SEMICONDUCTOR HOLDING, INC. (the "Company") dated _____________ (the “Note”) into Common Stock of (the "Common Stock") according to the conditions stated in the Note and in the Convertible Note Purchase Agreement referred to in the Note, as of the date written below. The Common Stock issued upon conversion of the Note shall be Conversion Registered Free Trading Shares of Common Stock upon issuance, duly registered for issuance by the Company and for public resale by the undersigned pursuant to the Company’s effective registration statements and related prospectus. If such Shares are to be issued in the name of a person other than the undersigned, the undersigned will pay a reasonable transfer expense payable with respect thereto.

Conversion calculations:

Company Name: GCT SEMICONDUCTOR HOLDING, INC.

Date to Effect Conversion:      /      /

Conversion Price: ___________________

Discounted Rate: 90.00%

Principal Amount of Agreement to be converted: $

Interest Amount of Agreement to be converted: $0.00

Number of shares of Common Stock to be issued:

Principal Amount to Remain: $

DWAC Coordinates:
Agent Bank ID / Institutional ID:
DTC Participant #
Account #
Account Name:
Contact Person for Settlements Inquiries:

INDIGO CAPITAL LP

By: __________________
Name:
Title:

Seller’s Representation Letter

_______________, 202

To Whom It May Concern,

This letter is to confirm to you that we, INDIGO CAPITAL LP, are not now, and have not been during the preceding 90 days, an officer, director, greater than a 4.99% shareholder of the Company, or in any other way an “affiliate” (as that term is defined in Rule 144(a)(l) of the Securities Act of 1933) of GCT SEMICONDUCTOR HOLDING, INC (the “Company”). This representation includes any conversion or exchange rights to equity in the Company, if any, that we may own or did own during the preceding 90 days, and that the exercise of same, will not cause me to become an “affiliate” of the Company.

Sincerely,

INDIGO CAPITAL LP

By:_______________________
Name;
Title:

Note Principal Balances

Principal Note Balance	Share Reserve	Conversion Price	Date of Conversion